Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:	Donald J. MacLeod
January 28, 2014		(716) 842-5138

	Media Contact:	C. Michael Zabel
(716) 842-5385

M&T Bank Corporation Announces Redemption of M&T Capital Trust IV Enhanced

Trust Preferred Securities

BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE:MTB) announced today that it will redeem all of the issued and outstanding 8.5% Enhanced Trust Preferred Securities (“TruPS”) issued by M&T Capital Trust IV—CUSIP—55292C203 – (NYSE:MTBPrA) on February 27, 2014 (the “redemption date”). M&T is concurrently redeeming in whole the junior subordinated debt securities held by M&T Capital Trust IV which underlie the TruPS. The aggregate principal amount of TruPS outstanding is $350 million. The redemption price will be $25.00 per trust preferred security, which represents 100% of the liquidation amount, together with any accrued and unpaid interest up to but excluding the redemption date. Further terms of the redemption are set forth in a redemption notice being disseminated to the holders of the TruPS. The paying agent is The Bank of New York Mellon Corporation, 101 Barclay Street, Floor 8 West, New York, New York 10286.

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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